Exhibit 99.1

B&G Foods Announces Fourth Quarter and Fiscal 2009 Financial Results

— Delivers Fourth Quarter and Full Year EBITDA Exceeding Previous Guidance —

Parsippany, N.J., March 1, 2010—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the thirteen and fifty-two weeks ended January 2, 2010.

Fourth Quarter and Fiscal 2009 Highlights

•                  Net sales increased 0.6% to $135.6 million for the quarter and 2.9% to $501.0 million for the year

•                  Reported earnings per share increased more than 100% to $0.03 for the quarter and 63.0% to $0.44 for the year

•                  Adjusted earnings per share increased 27.3% to $0.14 for the quarter and 60.5% to $0.61 for the year

•                  EBITDA increased 8.5% to $25.5 million for the quarter and 15.2% to $103.0 million for the year

•                  Fiscal 2010 EBITDA guidance set at $106.0 million to $109.0 million

Financial Results for the Fourth Quarter of 2009

Net sales for the thirteen weeks ended January 2, 2010 (fourth quarter of 2009) increased 0.6% to $135.6 million from $134.9 million for the fourteen weeks ended January 3, 2009 (fourth quarter of 2008).  This $0.7 million increase was attributable to sales price increases of $4.0 million partially offset by a decrease in unit volume of $3.3 million.

Gross profit for the fourth quarter of 2009 increased 6.3% to $36.9 million from $34.7 million in the fourth quarter of 2008.  Gross profit expressed as a percentage of net sales increased 1.5 percentage points to 27.2% for the fourth quarter of 2009 from 25.7% in the fourth quarter of 2008.  The increase in gross profit expressed as a percentage of net sales was primarily due to increased sales prices of $4.0 million and reduced wheat and maple syrup costs partially offset by increased costs for beans and packaging and an increase in our accrual for performance-based compensation.  Operating income increased 11.8% to $21.6 million for the fourth quarter of 2009, from $19.4 million in the fourth quarter of 2008.

The Company’s adjusted net income for the fourth quarter of 2009 was $6.6 million, and adjusted earnings per share was $0.14, as compared to adjusted net income of $4.1 million, or $0.11 per share, for the fourth quarter of 2008.  Under U.S. Generally Accepted Accounting Principles (GAAP), the Company’s reported net income was $1.3 million, or $0.03 per share, for the fourth quarter of 2009, as compared to a reported net loss of $1.1 million, or $0.03 loss per share, for the fourth quarter of 2008.  Please see the table below for information concerning certain items affecting comparability and a reconciliation of the non-GAAP terms adjusted net income and adjusted earnings per share to reported net income and reported earnings per share.

For the fourth quarter of 2009, EBITDA (see “About Non-GAAP Financial Measures” below) increased 8.5% to $25.5 million from $23.5 million for the fourth quarter of 2008.

Financial Results for Fiscal 2009

Net sales for the fifty-two weeks ended January 2, 2010 (fiscal 2009) increased 2.9% to $501.0 million from $486.9 million for the fifty-three weeks ended January 3, 2009 (fiscal 2008).  The $14.1 million increase was attributable to sales price increases of $27.2 million partially offset by a decrease in unit volume of $13.1 million.

Gross profit for fiscal 2009 increased 11.1% to $148.7 million from $133.9 million in fiscal 2008.  Gross profit expressed as a percentage of net sales increased 2.2 percentage points to 29.7% in fiscal 2009 from 27.5% in fiscal 2008.  The increase in gross profit expressed as a percentage of net sales was primarily due to the increased sales prices of $27.2 million and reduced wheat and maple syrup costs partially offset by increased costs for beans and packaging and an increase in our accrual for performance-based compensation.  Operating income increased 19.5% to $88.3 million during fiscal 2009, compared to $73.9 million in the comparable period of fiscal 2008.

The Company’s adjusted net income for fiscal 2009 was $23.9 million, and adjusted earnings per share was $0.61, as compared to adjusted net income of $14.0 million, or $0.38 per share for fiscal 2008.  Please see the table below for information concerning certain items affecting comparability of net income and earnings per share.  Under GAAP, the Company’s reported net income was $17.4 million, or $0.44 per share, for fiscal 2009, as compared to net income of $9.7 million, or $0.27 per share, for fiscal 2008.

For fiscal 2009, EBITDA increased 15.2% to $103.0 million from $89.4 million for fiscal 2008.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “We are very pleased with our fourth quarter and full year 2009 results.  The Company set new records for net sales, net income and EBITDA in 2009.  Achieving sales growth and an 8.5% increase in EBITDA in the fourth quarter with one less operating week was a significant achievement.  Our strong operating results throughout the year allowed us to complete a very successful equity offering in September and, more recently, to refinance our most expensive long-term debt at a favorable interest rate while also pushing out the maturity date.  We ended the year with strong momentum in the business and have set our 2010 EBITDA guidance accordingly.”

Items Affecting Comparability—Comparison of Adjusted Information to GAAP Information

	Fourth Quarter		Fiscal Year
	2009	2008	2009	2008
	(in thousands)
Reported net income (loss)	$1,338	$(1,096)	$17,441	$9,733
Loss on extinguishment of debt, net of tax(1)	5,928	—	6,347	—
Severance and termination charges, net of tax	—	519	—	519
Non-cash adjustments on interest rate swap, net of tax(2)	(627)	4,659	94	3,765
Adjusted net income	$6,639	$4,082	$23,882	$14,017
Adjusted EPS-Class A common stock	$0.14	$0.11	$0.61	$0.38

(1)          Loss on extinguishment of debt for the fourth quarter and fiscal year 2009 includes costs relating to the Company’s repurchase of senior subordinated notes, including the repurchase premium and the write-off of deferred debt financing costs.

(2)          Includes an unrealized (gain) loss on interest rate swap amd a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  The counterparty of the Company’s interest rate swap is an affiliate of Lehman Brothers.  Following the bankruptcy of Lehman Brothers, we determined that the interest rate swap was no longer an effective hedge under FASB standards.  These adjustments will reverse over the remaining life of the interest rate swap agreement as a non-cash, non-operating gain.

Guidance

EBITDA for fiscal 2010 is expected to be approximately $106.0 to $109.0 million.  B&G Foods expects to make capital expenditures of approximately $11.0 million in the aggregate during fiscal 2010.

Issuance of 7.625% Senior Notes and Retirement of 12% Senior Subordinated Notes and 8% Senior Notes

In January 2010, the Company issued $350.0 million aggregate principal amount of 7.625% senior notes due 2018 at a public offering price of 99.271% of face value.  The original issue discount of $2.6 million will be amortized over the life of the notes as interest expense.  The Company used a portion of the proceeds of the senior notes offering to repurchase the remaining $69.5 million aggregate principal amount of the 12% senior subordinated notes then outstanding at a prices ranging from 106.0% to 106.5% of such principal amount, plus accrued and unpaid interest.  The Company also used a portion of the offering proceeds to repurchase the entire $240.0 million aggregate principal amount of the 8% senior notes at a repurchase price ranging from 102.0% to 102.375% of such principal amount, plus accrued and unpaid interest.

In connection with the issuance of the 7.625% senior notes, the Company capitalized approximately $8.3 million of debt financing costs during the first quarter of 2010, which will be amortized over the term of the senior notes.  In connection with the retirement of the 12% senior subordinated notes and 8% senior notes, the Company incurred a loss on extinguishment of debt of approximately $15.4 million during the first quarter of 2010, including the repurchase premium of $10.8 million and a write-off and expense of $4.6 million of deferred debt financing costs.

Promotion of William H. Wright to Executive Vice President of Quality Assurance and Research and Development

B&G Foods also announced today that it has promoted William H. Wright to Executive Vice President of Quality Assurance and Research & Development.  Mr. Wright joined B&G Foods in 1998 as Vice President of Quality Assurance and Research & Development and also assumed responsibility for Consumer Affairs.  Prior to joining B&G Foods, Mr. Wright accumulated thirty years of supervision and management experience in maintenance, manufacturing and operations at Johnson & Johnson and as a plant manager at First Quality Products.

“Bill’s promotion recognizes his many contributions to B&G Foods over the past 12 years.  He has been an essential part of our acquisition and effective integration of new brands into the Company.  Under Bill’s leadership, the R&D group has created a wide variety of successful new products that have helped us return those brands to growth profiles.  The Board of Directors’ elevation of this position to an executive level testifies to B&G Foods’ total commitment to the production of safe and wholesome food products for our customers,” stated Mr. Wenner.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, March 1, 2010.

The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 339-3503 for U.S. callers or (719) 457-2715 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 2991457. The replay will be available from March 1, 2010, through March 8, 2010.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ web site, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-

GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted earnings per share,” which are calculated as reported net income and reported earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and earnings per share to eliminate the items identified in the table above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with reductions in workforce, unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

A reconciliation of EBITDA with net income (loss) and net cash provided by operating activities is included below for the fourth quarter and fiscal 2009 and fourth quarter and fiscal 2008, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to our expectations regarding EBITDA for fiscal 2010.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009 filed on March 1, 2010.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	January 2, 2010	January 3, 2009
Assets
Current assets:
Cash and cash equivalents	$39,930	$32,559
Trade accounts receivable, less allowance for doubtful accounts and discounts of $631 and $745 in 2009 and 2008	34,488	36,578
Inventories	86,134	88,899
Prepaid expenses	2,523	2,475
Income tax receivable	864	2,221
Deferred income taxes	1,981	1,110
Total current assets	165,920	163,842

Property, plant and equipment, net	53,598	51,059
Goodwill	253,353	253,353
Trademarks	227,220	227,220
Customer relationship intangibles, net	109,868	116,318
Net deferred debt financing costs and other assets	6,935	13,298
Total assets	$816,894	$825,090

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$22,574	$27,286
Accrued expenses	18,326	16,023
Dividends payable	8,052	6,162
Total current liabilities	48,952	49,471

Long-term debt	439,541	535,800
Other liabilities	19,265	23,671
Deferred income taxes	83,528	71,500
Total liabilities	591,286	680,442
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 47,367,292 and 36,246,657 shares issued and outstanding as of January 2, 2010 and January 3, 2009	474	362
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding as of January 2, 2010 and January 3, 2009	—	—
Additional paid-in capital	231,549	171,123
Accumulated other comprehensive loss	(9,377)	(12,358)
Retained earnings (accumulated deficit)	2,962	(14,479)
Total stockholders’ equity	225,608	144,648
Total liabilities and stockholders’ equity	$816,894	$825,090

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Net sales	$135,608	$134,855	$501,016	$486,896
Cost of goods sold	98,714	100,151	352,283	352,967
Gross profit	36,894	34,704	148,733	133,929

Operating expenses:
Sales, marketing and distribution expenses	10,509	10,325	43,084	44,888
General and administrative expenses	3,129	3,400	10,882	8,707
Amortization expense—customer relationships	1,612	1,612	6,450	6,450
Operating income	21,644	19,367	88,317	73,884

Other expenses:
Interest expense, net	9,436	21,026	49,432	58,067
Loss on extinguishment of debt	9,546	—	10,220	—
Income before income tax expense	2,662	(1,659)	28,665	15,817
Income tax expense	1,324	(563)	11,224	6,084
Net income (loss)	$1,338	$(1,096)	17,441	9,733

Weighted average shares outstanding:
Basic Class A common stock	47,367	36,516	39,325	36,715
Diluted Class A common stock	47,767	36,516	39,725	36,715
Basic and diluted earnings per share:
Class A common stock	$0.03	$(0.03)	$0.44	$0.27
Cash dividends declared per share of Class A common stock	$0.17	$0.21	$0.72	$0.81

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income (Loss) and to Net Cash Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009

Net income (loss)	$1,338	$(1,096)	$17,441	$9,733
Income taxes	1,324	(563)	11,224	6,084
Interest expense, net(1)	9,436	21,026	49,432	58,067
Depreciation and amortization	3,848	4,132	14,695	15,552
Loss on extinguishment of debt(2)	9,546	—	10,220	—
EBITDA(3)	25,492	23,499	103,012	89,436
Income taxes	(1,324)	563	(11,224)	(6,084)
Interest expense, net	(9,436)	(21,026)	(49,432)	(58,067)
Deferred income taxes	150	1,163	9,445	7,250
Amortization of deferred debt financing costs	537	793	2,759	3,169
Unrealized (gain) loss on interest rate swap	(1,433)	7,083	(1,541)	5,569
Reclassification to interest expense, net	423	418	1,693	494
Share-based compensation expense	1,326	522	4,599	1,032
Changes in assets and liabilities, net of effects of business combination	12,818	(1,045)	3,543	(2,303)
Net cash provided by operating activities	$28,553	$11,970	$62,854	$40,496

(1)                  Net interest expense in the fourth quarter of 2009 and fiscal 2009 includes costs relating to the unrealized gain on our interest rate swap and a reclassification of amounts recorded in accumulated other comprehensive income (loss) related to the swap.  Net interest expense in the fourth quarter of 2008 and fiscal 2008 includes costs relating to the unrealized loss on our interest rate swap subsequent to our determination that the swap was no longer an effective hedge for accounting purposes, due to Lehman’s bankruptcy filing in September 2008 and a reclassification of amounts recorded in accumulated other comprehensive income (loss) related to the swap.  See our Annual Report on Form 10-K filed with the SEC on March 1, 2010 for additional details.

(2)                  Loss on extinguishment of debt for the fourth quarter of 2009 and fiscal 2009 includes costs relating to our repurchase of senior subordinated notes, including the repurchase premium and the write-off of deferred debt financing costs.  See our Annual Report on Form 10-K filed with the SEC on March 1, 2010 for additional details.

(3)                  EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income before net interest expense, income taxes, depreciation, and amortization and loss on extinguishment of debt. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on this measures. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, loss on extinguishment of debt, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.